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                                                                     Exhibit 5.1

                              [Snell & Wilmer, LLP]

                                February 19, 2003

White Electronic Designs Corporation
3601 E. University Drive
Phoenix, Arizona 85034

RE: WHITE ELECTRONIC DESIGNS CORPORATION - REGISTRATION STATEMENT FOR OFFERING OF 470,253 SHARES OF COMMON STOCK

Ladies and Gentlemen:

      We have acted as counsel to White Electronic Designs Corporation, an Indiana corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 470,253 shares of the Company's common stock, par value $0.10 per share (the "Shares") reserved for issuance under the Interface Data Systems, Inc. 1995 Long Term Incentive Plan as assumed by the Company (the "IDS Plan").

      In connection therewith, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and Bylaws of the Company.

      Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the IDS Plan, will be validly issued, fully paid, and nonassessable.

      We hereby consent to the use of our name in the Registration Statement and the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ SNELL & WILMER L.L.P.